Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Performance Leverage Upside Securities based on the Value of a Basket of Equities due January 29, 2015	$2,651,250.00	$341.48

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

July 2014 PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated July 13, 2012)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

$2,651,250 PLUS Based on the Value of a Basket of Equities due January 29, 2015

Performance Leverage Upside Securities

The Performance Leverage Upside Securities (the “PLUS”) offer leveraged exposure to an equally weighted basket (the “underlying basket”) of selected equity securities (each, a “basket equity”). The PLUS are for investors who seek an equity basket based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature which applies to a limited range of positive performance of the underlying basket. At maturity, if the value of the underlying basket has decreased below the initial basket value, the investor is fully exposed to the negative basket performance. At maturity, if the underlying basket has appreciated, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying basket, subject to the maximum payment at maturity. Accordingly, the PLUS do not guarantee any return of principal at maturity. The PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.

SUMMARY TERMS

Issuer:	UBS AG, London Branch
Underlying basket:	A basket of 7 selected equity securities (see “Basket Information” on page 20 of this pricing supplement)
Basket weighting of each basket equity:	Atwood Oceanics, Inc. (Bloomberg Ticker “ATW UN”)	1/7
	Ensco plc (Bloomberg Ticker “ESV UN”)	1/7
	FMC Technologies, Inc. (Bloomberg Ticker “FTI UN”)	1/7
	Helix Energy Solutions Group, Inc. (Bloomberg Ticker “HLX UN”)	1/7
	Hornbeck Offshore Services, Inc. (Bloomberg Ticker “HOS UN”)	1/7
	National Oilwell Varco, Inc. (Bloomberg Ticker “NOV UN”)	1/7
	Noble Corporation plc (Bloomberg Ticker “NE UN”)	1/7
Aggregate principal amount:	$2,651,250
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below), offered at a minimum of 100 PLUS (representing a $1,000 investment) and integral multiples of $10 in excess thereof
Pricing date:	July 25, 2014
Original issue date:	July 30, 2014 (3 business days after the pricing date)
Valuation date:	January 26, 2015 (6 months after the pricing date) subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Maturity date:	January 29, 2015 (expected to be the 3rd scheduled business day after the valuation date) subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity:

▪    If the final basket value is greater than the initial basket value:

     $10 + leveraged upside payment (subject to the maximum payment at maturity)

     In no event will the payment at maturity exceed the maximum payment at maturity.

▪    If the final basket value is equal to the initial basket value:

     $10

▪    If the final basket value is less than the initial basket value:

     $10 + ($10 x basket return)

     This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the PLUS. Investors may lose their entire investment.

Basket return:	(final basket value — initial basket value) / initial basket value
Leveraged upside payment:	$10 x leverage factor x basket return
Leverage factor:	2.0
Maximum payment at maturity:	$10.93 (109.30% of the stated principal amount), per PLUS.
Initial basket value:	100
Final basket value:	The product of (i) the initial basket value of the underlying basket multiplied by (ii) the sum of one and the weighted performance of the basket equities on the valuation date, as determined by the calculation agent. The weighted performance for each basket equity is the equity return for such basket equity multiplied by the basket weighting.
Initial equity price:	With respect to each basket equity, the closing price for such basket equity on the pricing date, as specified on page 20 of this pricing supplement and as determined by the calculation agent as may be adjusted in the case of antidilution and reorganization events, as described in the accompanying product supplement.
Final equity price:	With respect to each basket equity, the closing price for such basket equity on the valuation date, as determined by the calculation agent.
Equity return:

With respect to each basket equity, the percentage change from the respective initial equity price to the respective final equity price, as determined by the calculation agent, calculated as follows:

(final equity price — initial equity price) / initial equity price

CUSIP:	90273E605
ISIN:	US90273E6059
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	UBS Securities LLC

Commissions and issue price:	Price to public	Fees and Commissions(1)	Proceeds to issuer
Per PLUS	$10.00	$0.15	$9.85
Total	$2,651,250.00	$39,768.75	$2,611,481.25

(1)	UBS Securities LLC will purchase from UBS AG the PLUS at the price to public less a fee of $0.15 per $10.00 stated principal amount of the PLUS. UBS Securities LLC will agree to resell all of the PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at a discount reflecting a fixed sales commission of $0.15 per $10.00 stated principal amount of PLUS that Morgan Stanley Wealth Management sells. See “Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the PLUS as of the pricing date is $9.717 for the PLUS based on the value of a basket of equities. The estimated initial value of the PLUS was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the PLUS, see “Risk Factors — Fair value considerations” and “Risk Factors —Limited or no secondary market and secondary market price considerations” on pages 16 and 17 of this pricing supplement.

Notice to investors: the PLUS are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the stated principal amount of the PLUS at maturity, and the PLUS can have the same downside market risk as the underlying basket. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the PLUS if you do not understand or are not comfortable with the significant risks involved in investing in the PLUS.

You should carefully consider the risks described under “Risk Factors” beginning on page 16 and under “Risk Factors” beginning on page PS-14 of the accompanying product supplement before purchasing any PLUS. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your PLUS. You may lose some or all of your initial investment in the PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these PLUS passed upon the adequacy of accuracy of this pricing supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Pricing Supplement dated July 25, 2014

PLUS Based on the Value of a Basket of Equities due January 29, 2015

Additional Information about UBS and the PLUS

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement for the PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

Product Supplement dated July  13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000232/c318442_690752-424b2.htm

Prospectus dated January  11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “PLUS” refers to the Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012 and references to the “accompanying product supplement” mean the UBS product supplement “Performance Leveraged Upside Securities”, dated July 13, 2012.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these PLUS in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Investment Overview

Performance Leveraged Upside Securities

The PLUS Based on the Value of a Basket of Equities due January 29, 2015 can be used:

▪

As an alternative to direct exposure to the underlying basket that enhances the return for a certain range of positive performance of the underlying basket; however, by investing in the PLUS, you will not be entitled to receive any dividends paid with respect to the basket equities or any interest payments, and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that limits your return at maturity and does not provide for dividends or periodic interest payments is appropriate for you.

▪	To enhance returns and outperform the underlying basket in a moderately bullish scenario.

▪	To achieve similar levels of upside exposure to the underlying basket as a direct investment while using fewer dollars by taking advantage of the leverage factor.

Maturity:	Approximately 6 months

Leverage factor:	2.00

Maximum payment at maturity:	$10.93 (109.30% of the stated principal amount)

Minimum payment at maturity:	None. Investors may lose all of their initial investment in the PLUS

Coupon:	None

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PLUS Based on the Value of a Basket of Equities due January 29, 2015

Key Investment Rationale

Investors can use the PLUS to leverage returns by a factor of 2.0, up to the maximum payment at maturity.

Investors will not be entitled to receive any dividends paid with respect to the basket equities. You should carefully consider whether an investment that limits your return at maturity and does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying basket within a certain range of positive performance up to the maximum payment at maturity.

Upside Scenario	The underlying basket increases in value from the pricing date to the valuation date and, at maturity, the PLUS redeem for the stated principal amount of $10 plus $10 times 2.0 times the basket return, up to the maximum payment at maturity of $10.93 (109.30% of the stated principal amount) per PLUS.

Par Scenario	The final basket value is equal to the initial basket value. In this case, you receive the full stated principal amount at maturity.

Downside Scenario	The final basket value is less than the initial basket value and, at maturity, the PLUS redeem for less than the stated principal amount (and could redeem for zero), and this decrease will be by an amount equal to the full amount of the decline in the value of the underlying basket from the pricing date to the valuation date. (Example: if the underlying basket decreases in value by 35%, the PLUS will redeem for $6.50, or 65% of the stated principal amount.)

Investor Suitability

The PLUS may be suitable for you if:

▪	You fully understand the risks inherent in an investment in the PLUS, including the risk of loss of all of your initial investment.

▪

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying basket or the basket equities.

▪

You believe the final basket value of the underlying basket is likely to be greater than the initial basket value and, if it is not, you can tolerate receiving a payment at maturity that will be less than your principal amount and may be zero.

▪	You believe that the basket return will be positive, and when multiplied by the leverage factor, is unlikely to exceed an amount equal to the maximum payment at maturity.

▪	You can tolerate fluctuations in the price of the PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying basket.

▪

You understand and accept that your potential return on the PLUS is limited to the maximum payment at maturity and you are willing to invest in the PLUS based on the maximum payment at maturity of $10.93 (109.30% of the stated principal amount).

▪	You do not seek current income from your investment and are willing to forego dividends paid on any basket equities.

▪	You seek an investment with exposure to companies in the oil and gas exploration and production industry.

▪	You are willing and able to hold the PLUS to maturity, a term of approximately 6 months, and accept that there may be little or no secondary market for the PLUS.

▪

You are willing to assume the credit risk of UBS for all payments under the PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

▪

You understand that the estimated initial value of the PLUS determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the PLUS, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

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PLUS Based on the Value of a Basket of Equities due January 29, 2015

The PLUS may not be suitable for you if:

▪	You do not fully understand the risks inherent in an investment in the PLUS, including the risk of loss of all of your initial investment.

▪	You require an investment designed to provide a full return of principal at maturity.

▪	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying basket or the basket equities.

▪

You believe that the basket return will be negative, or you believe that the basket return will be positive and that the appreciation is likely to exceed an amount equal to the maximum payment at maturity.

▪	You seek an investment that has an unlimited return potential or you are unwilling to invest in the PLUS based on the maximum payment at maturity of $10.93 (109.30% of the stated principal amount).

▪	You cannot tolerate fluctuations in the price of the PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying basket

▪	You seek current income from this investment or prefer to receive the dividends paid on the basket equities.

▪	You do not seek an investment with exposure to companies in the oil and gas exploration and production industry.

▪	You are unable or unwilling to hold the PLUS to maturity, a term of approximately 6 months, and seek an investment for which there will be an active secondary market.

▪	You are not willing to assume the credit risk of UBS for all payments under the PLUS, including any repayment of principal.

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PLUS Based on the Value of a Basket of Equities due January 29, 2015

Fact Sheet

The PLUS offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying product supplement and accompanying prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount, if anything, based upon the closing value of the underlying basket on the valuation date. The PLUS do not guarantee any return of principal at maturity. All payments on the PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the PLUS and you could lose your entire investment.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Valuation date:	Maturity date:
July 25, 2014	July 30, 2014 (3 business days after the pricing date)	January 26, 2015	January 29, 2015 (3 business days after the valuation date)

Key Terms
Issuer:	UBS AG, London Branch
Underlying basket:	A basket of 7 selected equity securities (see “Basket Information” on page 20 of this pricing supplement)
Basket weighting of each basket equity:

Atwood Oceanics, Inc. (Bloomberg Ticker “ATW UN”)

Ensco plc (Bloomberg Ticker “ESV UN”)

FMC Technologies, Inc. (Bloomberg Ticker “FTI UN”)

Helix Energy Solutions Group, Inc. (Bloomberg Ticker “HLX UN”)

Hornbeck Offshore Services, Inc. (Bloomberg Ticker “HOS UN”)

National Oilwell Varco, Inc. (Bloomberg Ticker “NOV UN”)

Noble Corporation plc (Bloomberg Ticker “NE UN”)

1/7 1/7 1/7 1/7 1/7 1/7 1/7
Aggregate principal amount:	$2,651,250
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Payment at maturity:

▪    If the final basket value is greater than the initial basket value:

      $10 + leveraged upside payment (subject to the maximum payment at maturity).

      In no event will the payment at maturity be greater than the maximum payment at maturity.

▪    If the final basket value equal to the initial basket value:

      $10

▪    If the final basket value is less than the initial basket value:

      $10 + ($10 x basket return)

      This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the PLUS. Investors may lose their entire investment.

Basket return:	(final basket value — initial basket value) / initial basket value
Leveraged upside payment:	$10 x leverage factor x basket return
Leverage factor:	2.0
Maximum payment at maturity:	$10.93 (109.30% of the stated principal amount), per PLUS
Initial basket value:	100
Final basket value:	The product of (i) the initial basket value of the underlying basket multiplied by (ii) the sum of one and the weighted performance of the basket equities on the valuation date, as determined by the calculation agent. The weighted performance for each basket equity is the equity return for such basket equity multiplied by the basket weighting.
Initial equity price:	With respect to each basket equity, the closing price for such basket equity on the pricing date, as specified on page 20 of this pricing supplement and as determined by the calculation agent as may be adjusted in the case of antidilution and reorganization events, as described in the accompanying product supplement.

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PLUS Based on the Value of a Basket of Equities due January 29, 2015

Final equity price:	With respect to each basket equity, the closing price for such basket equity on the valuation date, as determined by the calculation agent.
Equity return:

With respect to each basket equity, the percentage change from the respective initial equity price to the respective final equity price, as determined by the calculation agent, calculated as follows:

(final equity price — initial equity price) / initial equity price

Risk factors:	Please see “Risk Factors” beginning on page 16.

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PLUS Based on the Value of a Basket of Equities due January 29, 2015

General Information

Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	90273E605
ISIN:	US90273E6059
Tax considerations:

The United States federal income tax consequences of your investment in the PLUS are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-44 of the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the PLUS. Pursuant to the terms of the PLUS, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize your PLUS as a pre-paid derivative contract with respect to the underlying basket. If your PLUS are so treated, you should generally recognize gain or loss upon the sale or maturity of your PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your PLUS. Such gain or loss should be short-term capital gain or loss.

We will not attempt to ascertain whether Ensco plc or Noble Corporation plc would be treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. In the event that either were treated as a PFIC, certain adverse U.S. federal income tax consequences might apply. You should consult your tax advisor regarding the possible consequences to you in the event that either basket equity is or becomes a PFIC.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the PLUS, it is possible that your PLUS could alternatively be treated for tax purposes as a short-term single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the PLUS could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-46 of the accompanying product supplement, and that the timing and character of income or loss on your PLUS could be materially and adversely affected.

Also, the Internal Revenue Service (“IRS”), for example, might assert that the PLUS should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash), or that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying basket of equities, which could occur in the case of a reorganization event as described in the accompanying product supplement.

In 2007, the IRS released a notice that may affect the taxation of holders of the PLUS. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the PLUS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently, and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders, as defined in the accompanying product supplement, of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your PLUS for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-51 of the accompanying product supplement, unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

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PLUS Based on the Value of a Basket of Equities due January 29, 2015

Medicare Tax on Net Investment Income. U.S. holders, as defined in the accompanying product supplement, that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income”, which may include any income or gain realized with respect to the PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the PLUS.

Non-U.S. Holders. Subject to Section 871(m) and FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your PLUS or to generally applicable information reporting and backup withholding requirements with respect to payments on your PLUS if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) a fully completed and duly executed applicable IRS Form W-8). Gain from the sale or exchange of a PLUS or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Further, we will not attempt to ascertain whether any basket equity issuer would be treated as a “United States real property holding corporation” within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If any basket equity issuer and the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. Holder in respect of a Security upon a sale, exchange, redemption or other taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of a basket equity as a United States real property holding corporation and the Securities as United States real property interests.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under recently proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments that reference U.S. stocks (including shares of certain of the basket equities) including possibly the PLUS, may be treated as dividend equivalents that are subject to U.S. withholding tax. Under these proposed regulations, withholding may be required even in the absence of any actual dividend-related payment or adjustment made pursuant to the terms of the instrument. However, if finalized in their current form, the proposed regulations would not impose a withholding tax on dividend equivalent payments that are made on such equity-linked instruments prior to January 1, 2016. Nevertheless, if we (or the applicable paying agent) are required to withhold, we (or the applicable paying agent) would be entitled to do so without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the PLUS.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a

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disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

While we do not expect any withholding with respect to the PLUS if, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold the PLUS through a foreign entity) under the FATCA rules.

Prospective purchasers of the PLUS are urged to consult their tax advisors as to the U.S. federal, state, local and other tax (including non-U.S. tax) consequences (including tax consequences of the jurisdictions of the basket equity issuers) to them of the purchase, ownership and disposition of the PLUS.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the PLUS as described below.

In connection with the sale of the PLUS, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of basket equities before and after the pricing date of the PLUS. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the PLUS from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the PLUS from time to time and payment on the PLUS at maturity. See “Risk Factors” beginning on page 16 of this document for a discussion of these adverse effects.

Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the PLUS specified on the front cover of this document at the price to public less a fee of $0.15 per $10.00 stated principal amount of PLUS. UBS Securities LLC has agreed to resell all of the PLUS to Morgan Stanley Smith Barney LLC (also known as “Morgan Stanley Wealth Management”) with a discount reflecting a fixed sales commission of $0.15 per $10.00 stated principal amount of PLUS that Morgan Stanley Smith Barney LLC sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any PLUS after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

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PLUS Based on the Value of a Basket of Equities due January 29, 2015

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the PLUS and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell the PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the PLUS in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the PLUS immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the PLUS and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the PLUS, see “Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on pages 16 and 17 of this pricing supplement.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This pricing supplement represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying product supplement and accompanying prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

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PLUS Based on the Value of a Basket of Equities due January 29, 2015

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the closing value of the underlying basket.

Investors will not be entitled to receive any dividends paid with respect to the basket equities. You should carefully consider whether an investment that limits your return at maturity and does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the PLUS.

The graph is based on the following terms:

Stated principal amount:	$10 per PLUS

Leverage factor:	2.0

Maximum payment at maturity:	$10.93 (109.30% of the stated principal amount) per PLUS

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PLUS Based on the Value of a Basket of Equities due January 29, 2015

PLUS Payoff Diagram

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PLUS Based on the Value of a Basket of Equities due January 29, 2015

How it works

▪

Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus a return equal to 2.0 times the appreciation of the underlying basket over the term of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, an investor would realize the maximum payment at maturity at a final basket value of 104.65% of the initial basket value.

▪	If the final basket value has appreciated from the initial basket value by 4%, investors will receive an 8% return, or $10.80 per PLUS.

▪	If the final basket value has appreciated from the initial basket value by 30%, investors will receive only the maximum payment at maturity of $10.93 per PLUS.

▪	Par Scenario. If the final basket value is equal to the initial basket value, investors will receive an amount equal to the $10 stated principal amount.

▪

Downside Scenario. If the final basket value is less than the initial basket value, investors will be exposed to the full negative decline in the underlying basket. Specifically, you will lose 1% for each 1% decline in the value of the underlying basket.

▪

If the underlying basket depreciates 35%, investors would lose 35% of their principal and receive only $6.50 per PLUS at maturity, or 65% of the stated principal amount. There is no minimum payment at maturity on the PLUS.

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PLUS Based on the Value of a Basket of Equities due January 29, 2015

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the closing value of the underlying basket on the valuation date, as determined as follows:

If the final basket value is greater than the initial basket value:

$10 + leveraged upside payment, subject to the maximum payment at maturity

Leveraged Upside Payment
Principal	Principal	Leverage Factor	Basket return

$10	+	[	$10	x	2.0	x	(	final basket value — initial basket value initial basket value	)	]

In no event will the payment at maturity be greater than the maximum payment at maturity.

If the final basket value is equal to the initial basket value:

the stated principal amount of $10

If the final basket value is less than the initial basket value:

$10 + ($10 x basket return)

Principal	Principal	Basket return

$10	+	[	$10	x	(	final basket value — initial basket value initial basket value	)	]

Accordingly, if the final basket value is less than the initial basket value, UBS will pay you less than the stated principal amount, if anything, resulting in a loss on your investment that is equal to the negative return of the underlying basket. You may lose up to 100% of your initial investment.

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PLUS Based on the Value of a Basket of Equities due January 29, 2015

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.

▪

The PLUS do not pay interest or guarantee return of principal and your investment in the PLUS may result in a loss — The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the final basket value is less than the initial basket value, you will lose some or all of your investment in the PLUS in an amount equal to the decrease in the value of the underlying basket from the pricing date to the valuation date. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

▪

The leverage factor applies only if you hold the PLUS to maturity — You should be willing to hold your PLUS to maturity. If you are able to sell your PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than 2.0 times the performance of the basket even if such performance is positive and does not exceed the maximum payment. You can receive the full benefit of the leverage factor, subject to the maximum payment at maturity, from UBS only if you hold the PLUS to maturity.

▪

Your potential return on the PLUS is limited to the maximum payment at maturity — The return potential of the PLUS is limited to the maximum payment at maturity of $10.93. Therefore, you will not benefit from any positive performance in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum payment at maturity and your return on the PLUS may be less than it would be in a direct investment in the underlying basket or the basket equities.

▪

Credit risk of UBS — The PLUS are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUS, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the PLUS and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the PLUS and you could lose your entire investment.

▪

Market risk — The return on the PLUS is linked to the performance of the basket equities, and will depend on whether, and the extent to which, the respective basket equity returns are positive or negative. The prices of any basket equity can rise or fall sharply due to factors specific to that basket equity and the issuer of such basket equity (the “basket equity issuer”), such as price volatility, earnings, financial conditions, corporate industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.

▪	Fair value considerations.

¡

The issue price you pay for the PLUS exceeds their estimated initial value — The issue price you pay for the PLUS exceeds their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we have determined the estimated initial value of the PLUS by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the PLUS incorporate certain variables, including the price and volatility of the basket equities, expected dividends on the basket equities, prevailing interest rates, the term of the PLUS and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the PLUS to you. Due to these factors, the estimated initial value of the PLUS as of the pricing date is less than the issue price you pay for the PLUS.

¡

The estimated initial value is a theoretical price; the actual price that you may be able to sell your PLUS in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value — The value of your PLUS at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the PLUS in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the PLUS determined by reference to our internal pricing models. The estimated initial value of the PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your PLUS in any secondary market at any time.

¡

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the PLUS as of the pricing date — We may determine the economic terms of the PLUS, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the PLUS cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the PLUS as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the PLUS.

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PLUS Based on the Value of a Basket of Equities due January 29, 2015

▪	Limited or no secondary market and secondary market price considerations.

¡

There may be little or no secondary market for the PLUS — The PLUS will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the PLUS will develop. UBS Securities LLC and its affiliates may make a market in each offering of the PLUS, although they are not required to do so and may stop making a market at any time. If you are able to sell your PLUS prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your PLUS in any secondary market at any time.

¡

The price at which UBS Securities LLC and its affiliates may offer to buy the PLUS in the secondary market (if any) may be greater than UBS’ valuation of the PLUS at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the PLUS, UBS Securities LLC or its affiliates may offer to buy or sell such PLUS at a price that exceeds (i) our valuation of the PLUS at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such PLUS following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the PLUS, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the PLUS. As described above, UBS Securities LLC and its affiliates are not required to make a market for the PLUS and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

¡

Price of the PLUS prior to maturity — The market price of the PLUS will be influenced by many unpredictable and interrelated factors including the price of the basket equities; the volatility of the basket equities; the expected dividends on the basket equities, if applicable; the time remaining to the maturity of the PLUS; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the PLUS.

¡

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the PLUS in any secondary market.

▪

Owning the PLUS is not the same as owning the basket equities — The return on the PLUS may not reflect the return you would realize if you actually owned the basket equities. For example, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum payment at maturity. Furthermore, you will not have rights to receive dividends or other distributions or other rights that holders of the basket equities would have, and any such payments will not be factored into the calculation of payment at maturity on the PLUS. In addition, you will not have voting rights or other rights that a holder of the basket equities would have.

▪

No assurance that the investment view implicit in the PLUS will be successful — It is impossible to predict whether and the extent to which the value of the underlying basket will rise or fall. There can be no assurance that the final basket value will be greater than the initial basket value. The final basket value of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the basket equities. You should be willing to accept the risks of equities in general and the basket equities in particular, and the risk that, if the level of the underlying basket has decreases such that the final basket level is less than the initial basket level, you will lose some or all of your initial investment.

▪

Oil and gas sector risk — The basket equities are concentrated in the oil and gas exploration and production industry. Companies in the oil and gas sector develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types or companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services

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PLUS Based on the Value of a Basket of Equities due January 29, 2015

or for energy products and services in general, as well as negative developments in these and other areas, would adversely impact the performance of the underlying basket. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies also may be at risk for environmental damage claims.

▪

Risks Associated with Non-U.S. Companies — The underlying basket contains basket equities that are non-U.S. companies, including the common stock of Ensco plc and the common stock of Noble Corporation plc, which are both incorporated in England. The prices of securities issued by non-U.S. companies may be affected by political, economic, financial and social factors in the home country of the non-U.S. issuer, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.

▪

Changes in the prices of the basket equities may offset each other — The PLUS are linked to an equally weighted basket comprised of the basket equities. Where the market price of one or more of the basket equities appreciates, the market price of one or more of the other basket equities may not appreciate by the same amount or may even decline. Therefore, in determining whether the final basket value and the payment at maturity on the PLUS, increases in the prices of one or more of the basket equities may be moderated, or offset, by lesser increases or declines in the prices of one or more of the other basket equities. In addition, if the performances of the basket equities are not correlated to each other, the risk that the underlying basket will decrease in value below the initial basket value on the valuation date is even greater.

▪

Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors — We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and hedging our obligations under the PLUS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent will determine the final basket value and the final equity prices and the payment at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and antidilution and reorganization events, may affect the payout to you at maturity. As UBS determines the economic terms of the PLUS, including the maximum payment and leverage factor, and such terms include hedging costs, issuance costs and projected profits, the PLUS represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your PLUS in the secondary market.

▪

There is no affiliation with the basket equity issuers and UBS, and UBS is not responsible for any disclosure by such issuers — We and our affiliates may currently, or from time to time in the future engage in business with the basket equity issuers. However, we are not affiliated with any basket equity issuer and are not responsible for such issuers’ public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the PLUS should conduct your own investigation into the basket equity and the basket equity issuers. The basket equity issuers are not involved in the securities offered hereby in any way and has no obligation of any sort with respect to your PLUS. The basket equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your PLUS.

▪

We may engage in business with or involving a basket equity issuer without regard to your interests — We or our affiliates may presently or from time to time engage in business with a basket equity issuer without regard to your interests and thus may acquire nonpublic information about a basket equity. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to a basket equity, which may or may not recommend that investors buy or hold a basket equity.

▪

The antidilution protection of the basket equities are limited and may be discretionary — The calculation agent will make adjustments to the initial value for certain corporate events affecting the basket equity. However, the calculation agent will not make an adjustment in response to all events that could affect the basket equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the PLUS may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the PLUS in making these determinations.

▪

Affiliate research reports and commentary — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the PLUS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the PLUS and the basket equities to which the PLUS are linked.

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▪

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS — One or more of our affiliates have hedged our obligations under the PLUS and will carry out hedging activities related to the PLUS (and other instruments linked to the underlying basket or the basket equities), including trading in the basket equities, swaps, futures and options contracts on the basket equities as well as in other instruments related to the basket equities. Our affiliates also trade in the basket equities and other financial instruments related to the underlying basket and the basket equities on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial basket value and, as a result, could have increased the value at which the underlying basket must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of the underlying basket on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the PLUS — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the PLUS, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the PLUS. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the PLUS and/or the ability of UBS to make payments thereunder.

▪

Uncertain tax treatment — Significant aspects of the tax treatment of the PLUS are uncertain. You should read carefully the section entitled “Tax considerations” on page 8 herein and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-44 of the accompanying product supplement and consult your tax advisor about your tax situation.

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Basket Information

All disclosures contained in this pricing supplement regarding each basket equity are derived from publicly available information. We do not disclaim liability or responsibility for any information disclosed herein regarding each basket equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to each basket equity.

Included on the following pages is a brief description of the issuers of the respective basket equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the basket equities. The information given below is for the four calendar quarters in each of 2010, 2011, 2012, 2013 and the first and second calendar quarters of 2014. Partial data is provided for the third calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the basket equities as an indication of future performance.

Each of the basket equities is registered with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable. Companies with securities registered under these acts are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the basket equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the basket equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Basket Equities

The following lists the basket equities and the corresponding basket weighting and initial equity price of each basket equity. Each of the basket equity issuers faces its own business risks and other competitive factors. All of those factors may affect the basket return and, consequently, the amount payable on your Note, if any, at maturity.

Basket Equity	Initial Equity Price	Basket Weighting
Atwood Oceanics, Inc.	$50.15	1/7
Ensco plc	$53.25	1/7
FMC Technologies, Inc.	$63.28	1/7
Helix Energy Solutions Group, Inc.	$26.88	1/7
Hornbeck Offshore Services, Inc.	$42.10	1/7
National Oilwell Varco, Inc.	$85.17	1/7
Noble Corporation plc	$32.38	1/7

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Atwood Oceanics, Inc.

According to publicly available information, Atwood Oceanics, Inc. (“Atwood”) is an offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. Atwood currently owns offshore drillings units located in the U.S. Gulf of Mexico, the Mediterranean Sea, offshore West Africa, offshore Southeast Asia and offshore Australia, and is currently constructing four ultra-deepwater drillships. Atwood reports its offshore contract drilling operation as a single reportable segment: Offshore Contract Drilling Services. The mobile offshore drilling units and related equipment comprising Atwood’s offshore rig fleet operate in a single market for contract drilling services. Atwood’s customers consist major integrated oil and natural gas companies and independent oil and natural gas companies. Information filed by Atwood with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13167, or its CIK Code: 0000008411. Atwoods’s website is http://www.atwd.com. Atwoods’s common stock is listed on the New York Stock Exchange under the ticker symbol “ATW.”

Information as of market close on July 25, 2014:

Bloomberg Ticker Symbol:	ATW UN <Equity>	52 Week High Closing Price (on August 9, 2013):	$59.13

Current Equity Closing Price:	$50.15	52 Week Low Closing Price (on February 5, 2014):	$45.35

Closing Price 52 Weeks ago (on July 25, 2013):	$56.80

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Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 4, 2010 through July 25, 2014. The closing price of the basket equity on July 25, 2014 was $50.15. The associated graph shows the closing prices for the basket equity for each day from January 3, 2000 to July 25, 2014. We obtained the information in the table and graph from Bloomberg without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

Atwood Oceanics, Inc.	High	Low	Period End
2010
First Quarter	$39.95	$32.81	$34.63
Second Quarter	$38.35	$24.26	$25.52
Third Quarter	$30.87	$24.21	$30.45
Fourth Quarter	$37.76	$29.73	$37.37
2011
First Quarter	$46.43	$35.41	$46.43
Second Quarter	$46.40	$38.87	$44.13
Third Quarter	$48.33	$33.39	$34.36
Fourth Quarter	$44.97	$31.98	$39.79
2012
First Quarter	$48.53	$40.10	$44.89
Second Quarter	$45.13	$35.50	$37.84
Third Quarter	$49.34	$37.91	$45.45
Fourth Quarter	$50.03	$43.75	$45.79
2013
First Quarter	$55.44	$47.12	$52.54
Second Quarter	$56.51	$44.08	$52.05
Third Quarter	$59.13	$52.26	$55.04
Fourth Quarter	$58.04	$50.70	$53.39
2014
First Quarter	$52.47	$45.35	$50.39
Second Quarter	$53.79	$45.70	$52.48
Third Quarter (Through July 25, 2014)	$52.44	$49.00	$50.15

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Atwood Oceanics, Inc. — Daily Closing Prices

January 3, 2000 to July 25, 2014

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PLUS Based on the Value of a Basket of Equities due January 29, 2015

Ensco plc

According to publicly available information, Ensco plc (“Ensco”) is a global offshore contract drilling company providing offshore contract drilling services to the international oil and gas industry. Ensco’s customers include national and international oil companies, in addition to many independent operators. Ensco operates in the U.S. Gulf of Mexico, Mexico, Brazil, the Mediterranean, the North Sea, the Middle East, West Africa, Australia and Southeast Asia. Ensco’s business consists of three operating segments: (1) Floaters, which includes its drillships and semisubmersible rigs, (2) Jackups, which consists of Ensco’s self-elevating oil rigs and (3) Other, which consists of management services on rigs owned by third-parties. Information filed by Ensco with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08097, or its CIK Code: 0000314808. Ensco’s website is http://www.enscoplc.com. Ensco’s common stock is listed on the New York Stock Exchange under the ticker symbol “ESV.”

Information as of market close on July 25, 2014:

Bloomberg Ticker Symbol:	ESV UN <Equity>	52 Week High Closing Price (on November 13, 2013):	$62.05

Current Equity Closing Price:	$53.25	52 Week Low Closing Price (on March 17, 2014):	$48.14

Closing Price 52 Weeks ago (on July 25, 2013):	$59.96

July 2014	24

PLUS Based on the Value of a Basket of Equities due January 29, 2015

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 4, 2010 through July 25, 2014. The closing price of the basket equity on July 25, 2014 was $53.25. The associated graph shows the closing prices for the basket equity for each day from January 3, 2000 to July 25, 2014. We obtained the information in the table and graph from Bloomberg without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

Ensco plc	High	Low	Period End
2010
First Quarter	$46.60	$38.37	$44.78
Second Quarter	$51.95	$34.45	$39.28
Third Quarter	$46.64	$40.18	$44.73
Fourth Quarter	$53.40	$43.97	$53.38
2011
First Quarter	$58.70	$50.10	$57.84
Second Quarter	$59.62	$50.93	$53.30
Third Quarter	$53.36	$40.42	$40.43
Fourth Quarter	$52.73	$39.51	$46.92
2012
First Quarter	$59.40	$47.12	$52.93
Second Quarter	$54.88	$42.21	$46.97
Third Quarter	$58.71	$46.26	$54.56
Fourth Quarter	$60.33	$53.71	$59.28
2013
First Quarter	$65.45	$57.08	$60.00
Second Quarter	$64.02	$51.73	$58.12
Third Quarter	$61.23	$53.75	$53.75
Fourth Quarter	$62.05	$54.00	$57.18
2014
First Quarter	$57.33	$48.14	$52.78
Second Quarter	$55.62	$48.59	$55.57
Third Quarter (Through July 25, 2014)	$54.81	$53.17	$53.25

July 2014	25

PLUS Based on the Value of a Basket of Equities due January 29, 2015

Ensco plc — Daily Closing Prices

January 3, 2000 to July 25, 2014

July 2014	26

PLUS Based on the Value of a Basket of Equities due January 29, 2015

FMC Technologies, Inc.

According to publicly available information, FMC Technologies, Inc. (“FMC”) is a provider of technology solutions for the energy industry. FMC designs, manufactures and services technologically sophisticated systems and products, including subsea production and processing systems, surface wellhead production systems, high pressure fluid control equipment, measurement solutions and marine loading systems for the energy industry. FMC reports its results of operations in three reporting segments: Subsea Technologies, Surface Technologies and Energy Infrastructure. FMC’s Subsea Technologies segment designs and manufactures products and systems and provides services used by oil and gas companies involved in deepwater exploration and production of crude oil and natural gas. FMC’s Surface Technologies segment designs and manufactures products and systems and provides services used by oil and gas companies involved in land and offshore exploration and in the production of crude oil and natural gas. Finally, FMC’s Energy Infrastructure segment provides principal products and services including measurement solutions, loading systems, material handling solutions, separation systems and automation and control. Information filed by FMC with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16489, or its CIK Code: 0001135152. FMC’s website is http://www.fmctechnologies.com. FMC’s common stock is listed on the New York Stock Exchange under the ticker symbol “FTI.”

Information as of market close on July 25, 2014:

Bloomberg Ticker Symbol:	FTI UN <Equity>	52 Week High Closing Price (on July 25, 2014):	$63.28

Current Equity Closing Price:	$63.28	52 Week Low Closing Price (on November 27, 2013):	$47.78

Closing Price 52 Weeks ago (on July 25, 2013):	$55.64

July 2014	27

PLUS Based on the Value of a Basket of Equities due January 29, 2015

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 4, 2010 through July 25, 2014. The closing price of the basket equity on July 25, 2014 was $63.28. The associated graph shows the closing prices for the basket equity for each day from January 2, 2002 to July 25, 2014. We obtained the information in the table and graph from Bloomberg without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

FMC Technologies, Inc.	High	Low	Period End
2010
First Quarter	$32.68	$26.59	$32.32
Second Quarter	$36.66	$23.80	$26.33
Third Quarter	$34.48	$26.71	$34.15
Fourth Quarter	$44.56	$33.76	$44.46
2011
First Quarter	$48.42	$41.61	$47.24
Second Quarter	$49.61	$39.77	$44.79
Third Quarter	$46.23	$36.97	$37.60
Fourth Quarter	$53.77	$35.96	$52.23
2012
First Quarter	$54.36	$48.26	$50.42
Second Quarter	$50.54	$37.68	$39.23
Third Quarter	$49.96	$39.64	$46.30
Fourth Quarter	$46.93	$39.70	$42.83
2013
First Quarter	$54.39	$42.97	$54.39
Second Quarter	$58.73	$48.50	$55.68
Third Quarter	$58.35	$52.38	$55.42
Fourth Quarter	$59.34	$47.78	$52.21
2014
First Quarter	$53.27	$48.37	$52.29
Second Quarter	$61.89	$52.16	$61.07
Third Quarter (Through July 25, 2014)	$63.28	$59.17	$63.28

July 2014	28

PLUS Based on the Value of a Basket of Equities due January 29, 2015

FMC Technologies, Inc. — Daily Closing Prices

January 2, 2002 to July 25, 2014

July 2014	29

PLUS Based on the Value of a Basket of Equities due January 29, 2015

Helix Energy Solutions Group, Inc.

According to publicly available information, Helix Energy Solutions Group, Inc. (“Helix”) is an offshore energy company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. Helix’s services are segregated into four disciplines: well intervention, robotics, subsea construction and products facilities. Helix primarily conducts operations in the Gulf of Mexico, North Sea, Asia Pacific and West Africa regions. Helix’s current services include inspection, repair and maintenance of production structures, trees, jumpers, risers, pipelines, and subsea equipment, well interventions, reclamation and remediation services, installation of subsea pipelines, and the provision of oil and natural gas process services. Information filed by Helix with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32936, or its CIK Code: 0000866829. Helix’s website is http://www.helixesg.com. Helix’s common stock is listed on the New York Stock Exchange under the ticker symbol “HLX.”

Information as of market close on July 25, 2014:

Bloomberg Ticker Symbol:	HLX UN <Equity>	52 Week High Closing Price (on July 23, 2014):	$27.51

Current Equity Closing Price:	$26.88	52 Week Low Closing Price (on February 3, 2014):	$19.75

Closing Price 52 Weeks ago (on July 25, 2013):	$25.77

July 2014	30

PLUS Based on the Value of a Basket of Equities due January 29, 2015

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 4, 2010 through July 25, 2014. The closing price of the basket equity on July 25, 2014 was $26.88. The associated graph shows the closing prices for the basket equity for each day from January 3, 2007 to July 25, 2014. We obtained the information in the table and graph from Bloomberg without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

Helix Energy Solutions Group, Inc.	High	Low	Period End
2010
First Quarter	$14.63	$10.14	$13.03
Second Quarter	$16.87	$ 9.80	$10.77
Third Quarter	$11.14	$ 8.70	$11.14
Fourth Quarter	$14.20	$11.07	$12.14
2011
First Quarter	$17.53	$11.30	$17.20
Second Quarter	$18.93	$14.83	$16.56
Third Quarter	$20.76	$13.10	$13.10
Fourth Quarter	$19.28	$11.95	$15.80
2012
First Quarter	$19.58	$15.98	$17.80
Second Quarter	$20.75	$15.07	$16.41
Third Quarter	$20.56	$16.42	$18.27
Fourth Quarter	$20.64	$15.89	$20.64
2013
First Quarter	$25.37	$20.72	$22.88
Second Quarter	$25.84	$20.69	$23.04
Third Quarter	$27.36	$23.44	$25.37
Fourth Quarter	$25.61	$21.53	$23.18
2014
First Quarter	$23.67	$19.75	$22.98
Second Quarter	$26.31	$21.74	$26.31
Third Quarter (Through July 25, 2014)	$27.51	$23.96	$26.88

July 2014	31

PLUS Based on the Value of a Basket of Equities due January 29, 2015

Helix Energy Solutions Group, Inc. — Daily Closing Prices

January 3, 2007 to July 25, 2014

July 2014	32

PLUS Based on the Value of a Basket of Equities due January 29, 2015

Hornbeck Offshore Services, Inc.

According to publicly available information, Hornbeck Offshore Services, Inc. (“Hornbeck”) provides marine transportation services to exploration and production, oilfield service, offshore construction and U.S. military customers. Hornbeck primarily operates in three core geographic markets: the Gulf of Mexico, Brazil and Mexico. Hornbeck currently operates its business through one segment, the Upstream segment, which predominantly operates in the U.S. Gulf of Mexico. Hornbeck’s Upstream operations also include a shore-based support facility located in Port Fourchon, Louisiana. Hornbeck provides vessel management services for other vessels owners, such as crewing, daily operational management and maintenance activities. Hornbeck operates both offshore supply vessels (“OSV”) and multi-purpose supply vessels (“MPSV”). Hornbeck’s OSVs serve exploratory and developmental drilling rigs and production facilities and support offshore and subsea construction, installation, decommissioning activities. Hornbeck’s MPSVs are significantly larger and more specialized vessels that are principally used to support complex deepwater subsea construction, installation, intervention, IRM, decommissioning, flotel and other sophisticated operations. Information filed by Hornbeck with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32108, or its CIK Code: 0001131227. Hornbeck’s website is http://hornbeckoffshore.com. Hornbeck’s common stock is listed on the New York Stock Exchange under the ticker symbol “HOS.”

Information as of market close on July 25, 2014:

Bloomberg Ticker Symbol:	HOS UN <Equity>	52 Week High Closing Price (on October 18, 2013):	$59.14

Current Equity Closing Price:	$42.10	52 Week Low Closing Price (on April 11, 2014):	$38.11

Closing Price 52 Weeks ago (on July 25, 2013):	$54.58

July 2014	33

PLUS Based on the Value of a Basket of Equities due January 29, 2015

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 4, 2010 through July 25, 2014. The closing price of the basket equity on July 25, 2014 was $42.10. The associated graph shows the closing prices for the basket equity for each day from January 3, 2005 to July 25, 2014. We obtained the information in the table and graph from Bloomberg without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

Hornbeck Offshore Services, Inc.	High	Low	Period End
2010
First Quarter	$25.45	$17.79	$18.57
Second Quarter	$24.47	$12.76	$14.60
Third Quarter	$19.49	$14.94	$19.49
Fourth Quarter	$23.39	$18.88	$20.88
2011
First Quarter	$31.26	$20.07	$30.85
Second Quarter	$30.89	$24.34	$27.50
Third Quarter	$29.07	$20.08	$24.91
Fourth Quarter	$35.61	$23.12	$31.02
2012
First Quarter	$43.00	$31.46	$42.03
Second Quarter	$43.37	$32.31	$38.78
Third Quarter	$43.30	$35.79	$36.65
Fourth Quarter	$36.98	$32.35	$34.34
2013
First Quarter	$46.65	$35.16	$46.46
Second Quarter	$55.23	$39.75	$53.50
Third Quarter	$58.99	$52.95	$57.44
Fourth Quarter	$59.14	$47.42	$49.23
2014
First Quarter	$48.49	$38.69	$41.81
Second Quarter	$46.92	$38.11	$46.92
Third Quarter (Through July 25, 2014)	$46.74	$41.25	$42.10

July 2014	34

PLUS Based on the Value of a Basket of Equities due January 29, 2015

Hornbeck Offshore Services, Inc. — Daily Closing Prices

January 3, 2005 to July 25, 2014

July 2014	35

PLUS Based on the Value of a Basket of Equities due January 29, 2015

National Oilwell Varco, Inc.

According to publicly available information, National Oilwell Varco, Inc. (“NOV”) is a provider of equipment and components used in oil and gas drilling and production operations, oilfield services, and supply chain integration services to the upstream oil and gas industry. NOV conducts its operations through three business segments: Rig Technology, Petroleum Services & Supplies and Distribution & Transmission. NOV’s Rig Technology segment designs, manufactures, sells and services complete systems for the drilling, completion, and servicing of oil and gas wells. This segment offers equipment that automates complex well construction and management operations, such as offshore and onshore drilling rigs; derricks; pipe lifting, racking, rotating and assembly systems; rig instrumentation systems; blowout preventers; coiled tubing equipment and pressure pumping units; well workover rigs; wireline winches; wireline trucks; cranes; flexible pipe for offshore production applications; and turret mooring systems and other products for floating production, storage and offloading vessels and other offshore vessels and terminals. NOV’s Petroleum Services & Supplies segment provides a variety of consumable goods and services used to drill, complete, remediate and workover oil and gas wells and service drill pipe, tubing, casing, flowlines and other oilfield tubular goods. This segment manufactures, rents and sells a variety of products and equipment used to perform drilling operations, including drill pipe, wired drill pipe, transfer pumps, valves, solids control systems, drilling motors, drilling fluids, drill bits, reamers and other downhole tools, and mud pump consumables. NOV’s Distribution & Transmission segment provides pipe, maintenance, repair and operating supplies and spare parts to drill sites and production locations, pipeline operations, processing plants, and industrial facilities worldwide. Information filed by NOV with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12317, or its CIK Code: 0001021860. NOV’s website is http://www.nov.com. NOV’s common stock is listed on the New York Stock Exchange under the ticker symbol “NOV.”

Information as of market close on July 25, 2014:

Bloomberg Ticker Symbol:	NOV UN <Equity>	52 Week High Closing Price (on July 23, 2014):	$86.18

Current Equity Closing Price:	$85.17	52 Week Low Closing Price (on July 30, 2013):	$62.54

Closing Price 52 Weeks ago (on July 25, 2013):	$64.81

July 2014	36

PLUS Based on the Value of a Basket of Equities due January 29, 2015

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 4, 2010 through July 25, 2014. The closing price of the basket equity on July 25, 2014 was $85.17. The associated graph shows the closing prices for the basket equity for each day from January 3, 2000 to July 25, 2014. We obtained the information in the table and graph from Bloomberg without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

National Oilwell Varco, Inc.	High	Low	Period End
2010
First Quarter	$42.86	$35.98	$36.57
Second Quarter	$41.86	$29.76	$29.80
Third Quarter	$40.42	$29.96	$40.08
Fourth Quarter	$60.61	$39.60	$60.61
2011
First Quarter	$74.13	$57.43	$71.44
Second Quarter	$73.41	$58.94	$70.48
Third Quarter	$75.08	$46.16	$46.16
Fourth Quarter	$68.25	$45.27	$61.27
2012
First Quarter	$78.57	$63.76	$71.62
Second Quarter	$72.70	$54.07	$58.07
Third Quarter	$76.45	$58.04	$72.20
Fourth Quarter	$73.93	$58.46	$61.60
2013
First Quarter	$66.82	$59.71	$63.76
Second Quarter	$64.50	$57.80	$62.09
Third Quarter	$71.94	$62.54	$70.39
Fourth Quarter	$75.97	$70.09	$71.67
2014
First Quarter	$71.93	$65.82	$70.18
Second Quarter	$82.63	$69.56	$82.35
Third Quarter (Through July 25, 2014)	$86.18	$82.41	$85.17

July 2014	37

PLUS Based on the Value of a Basket of Equities due January 29, 2015

National Oilwell Varco, Inc. — Daily Closing Prices

January 3, 2000 to July 25, 2014

July 2014	38

PLUS Based on the Value of a Basket of Equities due January 29, 2015

Noble Corporation plc

According to publicly available information, Noble Corporation plc (“Noble”) is an offshore drilling contractor for the oil and gas industry. Noble performs contract drilling services with its fleet of mobile offshore drilling units located. Noble also owns one floating production storage and offloading unit. Noble conducts its contract drilling operations principally in the United States, Mexico, Brazil, the North Sea, the Mediterranean, West Africa, the Middle East, India, Asia and Australia. Noble also performs services for drilling and workover activities covering one platform with two drilling units off the east coast of Canada. Under Noble’s labor contracts, it provide the personnel necessary to manage and perform the drilling operations from a drilling platform owned by the operator. Information filed by Nobel with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36211, or its CIK Code: 0001458891. Noble’s website is http://www.noblecorp.com. Noble’s common stock is listed on the New York Stock Exchange under the ticker symbol “NE.”

Information as of market close on July 25, 2014:

Bloomberg Ticker Symbol:	NE UN <Equity>	52 Week High Closing Price (on November 14, 2013):	$40.41

Current Equity Closing Price:	$32.38	52 Week Low Closing Price (on March 13, 2014):	$28.98

Closing Price 52 Weeks ago (on July 25, 2013):	$39.30

July 2014	39

PLUS Based on the Value of a Basket of Equities due January 29, 2015

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 4, 2010 through July 25, 2014. The closing price of the basket equity on July 25, 2014 was $32.38. The associated graph shows the closing prices for the basket equity for each day from January 3, 2000 to July 25, 2014. We obtained the information in the table and graph from Bloomberg without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

Noble Corporation plc	High	Low	Period End
2010
First Quarter	$44.87	$38.94	$41.82
Second Quarter	$43.63	$27.04	$30.91
Third Quarter	$35.95	$30.36	$33.79
Fourth Quarter	$38.00	$33.14	$35.77
2011
First Quarter	$46.12	$35.64	$45.62
Second Quarter	$46.10	$37.51	$39.41
Third Quarter	$39.70	$27.68	$29.35
Fourth Quarter	$38.42	$28.58	$30.22
2012
First Quarter	$41.25	$30.29	$37.47
Second Quarter	$38.82	$29.13	$32.53
Third Quarter	$38.60	$32.21	$35.78
Fourth Quarter	$39.81	$33.51	$34.82
2013
First Quarter	$41.42	$34.84	$38.15
Second Quarter	$42.26	$34.67	$37.58
Third Quarter	$41.14	$37.04	$37.77
Fourth Quarter	$40.41	$36.11	$37.47
2014
First Quarter	$36.94	$28.98	$32.74
Second Quarter	$34.37	$29.70	$33.56
Third Quarter (Through July 25, 2014)	$33.18	$31.76	$32.38

July 2014	40

PLUS Based on the Value of a Basket of Equities due January 29, 2015

Noble Corporation plc — Daily Closing Prices

January 3, 2000 to July 25, 2014

July 2014	41